Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE February 11, 2004 At Market Close

APAC Customer Services, Inc. Announces Fourth Quarter and Full Year 2003 Results

Deerfield, Illinois, February 11, 2004 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported 2003 fourth quarter net income of $0.6 million or $.01 per share, compared to net income of $0.4 million or $.01 per share in the same period a year ago.

The Company incurred restructuring charges of $1.4 million related to the implementation of certain cost reduction initiatives and also recorded an asset impairment charge of $0.3 million this past quarter. Similar charges of $4.5 million and $.5 million, respectively, were recorded in the fourth quarter of 2002.

Fourth quarter revenue of $74.9 million decreased sequentially primarily due to reductions in marketing programs, the roll out of the National Do Not Call Registry on October 1st, 2003 and a decision by a large telecommunications client to bring certain programs in house over time. The decline in revenue from the prior year was concentrated among several financial services clients whose marketing efforts were also impacted by the regulatory changes.

Gross margin of 17.6% for the quarter declined from 18.0% in the third quarter of 2003 primarily due to the reduction in revenue.  Gross margin decreased by 4.1 percentage points from the fourth quarter of 2002 principally due to the impact of lower capacity utilization and higher labor expenses.

Operating margin of 1.1% for the quarter increased from 0.4% in the third quarter of 2003 primarily due to a reduction of 1.1 percentage points in SG&A expense as a percent of revenue more than offsetting the decline in gross margin.  Operating margin decreased from 2.3% in the fourth quarter of 2002 due to the lower gross margin partially offset by lower restructuring and other nonrecurring charges.

As of December 28, 2003, the Company had net cash (cash less total debt outstanding) of $10.7 million, an increase of $14.6 million from the prior quarter and $25.7 million from the beginning of the year.  The improvement in liquidity resulted in part from the previously reported cash tax refund of $11.6 million the Company received in October of 2003.

The Company reported net income of $4.3 million, or $.09 per share, on revenue of $322.9 million for the 2003 fiscal year.

Theodore G. Schwartz, Chairman and CEO commented, “Although our 2003 operating results were impacted by reductions in customer acquisition spending, we achieved several important milestones during the year as we paid off all of our bank debt, continued our profitable track record and successfully invested in the first phase of our global delivery system.”

“Looking forward into 2004, we expect to generate sequential growth after experiencing some additional revenue softness in the first quarter. We are excited about our potential to deliver shareholder value as we gain growth momentum, accelerate the build out of our global delivery platform and leverage our infrastructure costs to drive efficiencies and higher margins.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CST Thursday, February 12th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CST on Thursday, February 19, 2004 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 293471.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer interaction solutions for market leaders in financial services, insurance, telecommunications, healthcare and logistics.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 10,500 people and maintains 28 customer interaction centers.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements.  Refer to the Company’s Annual Report on Form 10-K for the year ended December 29, 2002, and the Company’s Third Quarter Report on Form 10Q for the period ended September 28, 2003, for descriptions of such factors.  These filings are available on a web site maintained by the SEC at http://www.sec.gov/.

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APAC Customer Services, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except for per share data)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	December 28, 2003	December 29, 2002	Increase (Decrease)	December 28, 2003	December 29, 2002	Increase (Decrease)
			%			%

Net revenue	$74,913	$87,744	-15%	$322,852	$371,198	-13%

Cost of services	61,742	68,732	-10%	263,153	295,874	-11%
Gross profit	13,171	19,012	-31%	59,699	75,324	-21%

Operating expenses:
Selling, general and administrative expenses	10,594	12,017	-12%	48,633	50,283	-3%
Restructuring and other charges	1,438	4,472	-68%	3,238	8,139	-60%
Asset impairment charge	312	495	-37%	420	1,005	-58%
Total operating expenses	12,344	16,984	-27%	52,291	59,427	-12%

Operating Income	827	2,028	-59%	7,408	15,897	-53%

Interest expense, net	146	2,098	-93%	1,031	6,485	-84%

Income before income taxes	681	(70)	1073%	6,377	9,412	-32%

Provision for income taxes	126	(480)	126%	2,038	3,218	-37%
Net Income	$555	$410	35%	$4,339	$6,194	-30%

Income per share:

Basic	$0.01	$0.01		$0.09	$0.13
Diluted	$0.01	$0.01		$0.09	$0.13

Weighted average shares outstanding:

Basic	49,442	49,407		49,436	49,244
Diluted	49,461	49,421		49,461	49,415

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	December 28, 2003	December 29, 2002
Assets

Current Assets:
Cash and cash equivalents	$11,428	$14,530
Accounts receivable, net	46,896	51,508
Other current assets	9,218	12,646
Total current assets	67,542	78,684

Property and Equipment, net	24,147	25,680

Goodwill and Intangibles, net and Other Assets	42,904	45,030

Total Assets	$134,593	$149,394

Liabilities and Shareholders’ Equity

Current maturities of long-term debt	$389	$656
Accounts Payable and other current liabilities	51,472	40,661
Total current liabilities	51,861	41,317

Long-term Debt, less current maturities	313	28,872

Other Liabilities	1,689	2,778

Total Shareholders’ Equity	80,730	76,427

Total Liabilities and Shareholders’ Equity	$134,593	$149,394

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Fifty-Two Weeks Ended
	December 28, 2003	December 29, 2002

Operating activities:
Net income	$4,339	$6,194
Depreciation and amortization	12,015	15,984
Non-cash restructuring	106	2,796
Tax effect of stock option exercises	—	228
Asset Impairment charges	420	1,005
Deferred income taxes	938	(197)
Change in operating assets and liabilities	16,274	16,818
Net cash provided by operations	34,092	42,828

Investing activities:
Purchases of property and equipment, net	(8,395)	(6,494)
Net cash provided used by investing activities	(8,395)	(6,494)

Financing activities:
Payments on long-term debt	(1,326)	(72,440)
Repayments under revolving credit facility	(27,500)	27,500
Changes in accumulated other comprehensive income	(19)	1,393
Stock and warrant transactions	46	530
Net cash used by financing activities	(28,799)	(43,017)

Net change in cash and cash equivalents:	(3,102)	(6,683)

Beginning cash balance	14,530	21,213

Ending cash balance	$11,428	$14,530